Exhibit 1.3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is dated and effective as of December 11, 2023 (the “Effective Date”), by and between Worthy Wealth, Inc., a Georgia corporation (“Buyer”) and Worthy Financial, Inc., a Delaware corporation (the “Seller”). For purposes of this Agreement, Buyer and Seller may individually be referred to herein as a “Party” or collectively as the “Parties.”

BACKGROUND

A. Seller owns all of the issued and outstanding shares of stock of Worthy Property Bonds, Inc., a Florida corporation (“WPB”), and Worthy Property Bonds 2, Inc., a Florida corporation (“WPB2”) (WPB and WPB2 are collectively referred to herein as the “Companies” and are each individually referred to herein as a “Company”), which as of the date hereof consists of One Hundred (100) shares of WPB and One Hundred (100) shares of WPB2 (collectively, the “Stock”); and

B. Companies are engaged in the business of real estate finance (the “Business”); and

C. Subject to the terms and conditions set forth herein, Seller desires to sell to Buyer the Stock, and Buyer desires to purchase the Stock from Seller; and

TERMS AND CONDITIONS:

Now therefore, in good consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
PURCHASE AND SALE OF STOCK

1.1 Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer at the Closing, free and clear of all Liens, all of Seller’s right, title and interest in and to one hundred percent (100%) of the issued and outstanding Stock (collectively, the “Purchased Stock”).

1.2 Purchase Price. In reliance upon the representations and warranties of Seller and the Companies contained herein, and on the terms and conditions hereinafter set forth, Buyer hereby agrees to purchase the Purchased Stock from Seller for the Purchase Price set forth in Section 2.1 below.

1.3 Assets and Liabilities. Buyer’s purchase of the Purchased Stock from Seller shall include all of the Assets of the Companies and the assumption of all Liabilities of the Companies.

1.4 Ownership following Transaction. On the Closing Date, and as a result of the Transaction, Buyer will be the sole shareholder of Companies and own one hundred percent (100%) of the Stock.

ARTICLE II.

CONSIDERATION

2.1 Consideration. The aggregate purchase price for the Purchased Stock shall be an amount equal to Thirty Million Dollars ($30,000,000), plus the assumption of Liabilities (the “Assumed Liabilities”), subject to this Article II and Buyer’s satisfactory due diligence (the “Purchase Price”). The Purchase Price shall be payable by Buyer to Seller on the Closing Date (a) in immediately available funds, by wire transfer, in an amount, to be determined by Buyer, between Ten Million Dollars ($10,000,000) and Thirty Million Dollars ($30,000,000) (the “Closing Cash”), and (b) to the extent the amount set forth in subsection (a) is less than Thirty Million Dollars ($30,000,000), the remainder in the form of a promissory note payable by Buyer to Seller (the “Promissory Note”). Any such Promissory Note shall be issued by Buyer to Seller at Closing, shall bear interest on the outstanding principal amount thereof at a rate equal to Five and 50/100 Percent (5.50%) per annum, and shall be payable as follows: (i) on a monthly basis, commencing on the day that is one month after the Closing Date, and continuing on the same day for each of the following seventeen (17) months, in an amount equal to Ninety-Five Percent (95%) of the total amount of proceeds raised by the Buyer during the prior month through the sale of Buyer’s common stock in that certain offering (the “Regulation A Offering”) under Regulation A of the Securities Act of 1933; (ii) commencing on the date that is nineteen (19) months after the Closing Date (the “Term Out Date”) and continuing on the same day for each of the following sixteen months, monthly payments of principal in the amount of 1/18th of the principal amount outstanding under the Promissory Note on the Term Out Date, plus interest, and (iii) a final payment of all outstanding principal and interest under the Promissory Note on the date that is thirty-six (36) months after the Closing Date. Notwithstanding the foregoing payment terms, the Buyer may prepay any or all amounts outstanding under the Promissory Note at any time without penalty.

ARTICLE III.

CLOSING

3.1 Date and Time. Subject to the satisfaction of the conditions to closing described herein, the closing of the Buyer’s purchase of the Purchased Stock (the “Closing”) shall take place within two (2) business days after all Closing conditions have been met remotely by exchange of electronic documents (the “Closing Date”).

3.2 Deliveries of Seller at Closing. At the Closing, Seller will execute and deliver or cause to be executed and delivered to Buyer:

(a) A copy of the written consent duly adopted by the shareholders of the Companies authorizing and approving this Transaction.

(b) A Stock Assignment, substantially in the form attached hereto as Exhibit 3.2(b), pursuant to which Seller shall assign the Stock to Buyer;

(c) A certificate of Seller certifying that the written consents described at Section 3.2(a) and attached to such certificate are true and in full force and effect as of the Closing;

(d) A Certificate of Good Standing of the Companies issued by the relevant governing authority of the state of Georgia, dated within ten (10) days prior to Closing, unless otherwise agreed to by the Parties;

(e) Any required third party consents, filings, and certificates any third party (including, any Governmental Authority) relating to the transfer of the Purchased Stock, the ownership and operation of the Business, and the operation of the Business post-Closing, and copies of any required written consent waivers and obtained in connection with the Contracts, if any;

(f) Access to all of the Companies’ minute books, company records and tax records, in whatever form;

(g) Delivery to Buyer of the immediately prior two (2) fiscal years (or such shorter period that a Company has been in existence) of the consolidated tax returns of the Seller;

(h) Evidence satisfactory to Buyer that signature rights to all bank accounts of the Companies have been transferred to Buyer or its designee.

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(i) An assignment of any and all leases for Leased Real Property utilized by the Companies at tenants that are in the name of a Person other than the Companies;

(j) Such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the Transaction.

3.3 Deliveries of Buyer. At the Closing, Buyer will deliver to Seller simultaneously with the delivery of the items referred to in Section 3.2 above:

(a) The Closing Cash and, subject to Section 2.1, the Promissory Note;

(b) A copy of resolutions duly adopted by Buyer, as required to authorize and approve the performance by Buyer of the Transaction, including, without limitation, execution, delivery and performance of this Agreement;

(c) A certificate of an appropriate officer of Buyer certifying that the resolutions described at Section 3.3(b) and attached to such certificate are true and in full force and effect as of the Closing.

(d) Such other documents and instruments as Seller or its counsel reasonably shall deem necessary to consummate the Transaction.

All documents delivered to Seller shall be in form and substance reasonably satisfactory to counsel for Seller.

3.4 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Seller and Buyer; or

(b) By Seller or Buyer at any time after nine (9) months from the Effective Date for any reason and without any penalty; provided, however, before such termination is to be effective, the terminating Party shall provide written notice to non-terminating Party of their intent to terminate.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that the following facts and circumstances are true, accurate and complete. Seller further acknowledges that Buyer is relying on each such representation and warranty as the basis for proceeding with and consummating the Transaction.

4.1 Organization and Good Standing. The Companies are corporations duly organized, validly existing and in good standing under the Laws of the State of Florida. The Companies have full power to carry on their Business as it has been and is currently conducted.

4.2 Authority.

(a) Seller represents that it has full capacity, power, right and authority to enter into and perform his obligations under this Agreement and each of the Transaction Documents to which a Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transaction Documents to which a Seller is a party have been duly executed and delivered by Seller, and constitute the valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally, or as may be modified by general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity). All actions on the part of Seller necessary for the authorization, execution and delivery of this Agreement have been taken.

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(b) The Companies have full capacity, power, right and authority to perform their obligations under this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby. All actions on the part of the Companies necessary for the authorization, execution and delivery of this Agreement have been taken.

4.3 Subsidiaries. WPB owns one hundred percent (100%) of the equity interests in Worthy Lending V, LLC, and WPB2 owns one hundred percent (100%) of the equity interests in Worthy Lending VI, LLC. Other than the foregoing, the Companies do not own or have any interest in any shares or have an ownership interest in any other Person.

4.4 Assets. The Companies have all power and authority required to carry on its respective Business. The Assets constitute all of the tangible or intangible property, rights and assets owned or held by the Companies. The Companies each have good and marketable title to the Assets, in each case free and clear of any and all Liens except as set forth on Schedule 4.4. All of the Assets that are personal property are in operable condition, normal wear and tear excepted, and no Asset requires any repair or replacement except for maintenance in the ordinary course of business. Assets are located at the locations set forth on Schedule 4.4. All the accounts receivable on the books of the Companies as of the Effective Date and the Closing Date are fully collectible by the Companies.

4.5 Approvals. Except as set forth on Schedule 4.5, no consent, approval, order or authorization of, or registration, declaration, notice or filing with, any national, state, provincial, local, governmental, judicial, public, quasi-public or administrative authority or agency (collectively, the “Governmental Authority”) or other Person is required to be made or obtained by the Companies or Seller in connection with the authorization, execution, delivery and performance of this Agreement or any other Transaction Document, or the consummation of the Transaction contemplated hereby or thereby.

4.6 Stock.

(a) Seller is the only record, lawful and beneficial holder of all of the Purchased Stock and all of the issued and outstanding shares of stock of the Companies. The Purchased Stock are validly issued and constitute one hundred percent (100%) of the total issued and outstanding shares of stock in the Companies. The Purchased Stock has not been certificated and there are no certificates representing the Purchased Stock. Seller represents that it (i) has good and marketable title to the Purchased Stock free and clear of all Liens, (ii) has not granted any security interest in any past or future distributions or dividends associated with such Purchased Stock, and (iii) has full right, power and authority to execute this Agreement and to transfer the Purchased Stock to Buyer as provided herein, without obtaining the consent of any third party. Upon the consummation of the Transaction: (i) Seller shall have transferred to Buyer good and marketable title to the Purchased Stock free and clear of all Liens; and (ii) Buyer shall be the sole shareholder of the Companies, and shall own one hundred percent (100%) of all of the issued and outstanding stock in the Companies.

(b) There are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements of any character relating to any stock in the Companies, or obligating Seller or the Companies to issue or sell any stock (including the Purchased Stock), or any other interest, in the Companies. There are no voting agreements, voting trusts or other agreements (including cumulative voting rights), commitments or understandings with respect to the Stock. The Companies have not previously owned, nor currently own or have any agreement or contract to acquire, any equity securities, other securities or other interests in any Person or any direct or indirect equity or ownership interest in any other business.

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(c) Upon consummation of the Transaction and in accordance with the terms hereof, Buyer will be vested with good and marketable title to the Purchased Stock, free and clear of any Liens.

4.7 Financial Statements. Seller has delivered, or will prior to Closing, deliver, to Buyer annual audited financial statements of the Companies, including income statements and balance sheets, as of and for the immediately prior two (2) fiscal years (or such shorter period as a Company has been in existence) of the Companies and reviewed interim financial statements, including income statements and balance sheets, as of and for the year-to-date period ending June 30, 2023 (and any required interim financial statements) (collectively, the “Financial Statements”). The Financial Statements: (a) have been prepared on a basis consistent with the books and records of the Companies and in accordance with GAAP; (b) are true, complete and correct, in all material respects as of the respective dates and for the respective periods above stated; and (c) fairly present, in all material respects the financial position of the Companies at such dates and the results of its operations for the periods ended on such dates. The books and records of the Companies are true, accurate and complete in all material respects.

4.8 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.8, the Companies have no debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including, but in no way limited to, guaranties, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except those which are adequately reflected in the Financial Statements.

4.9 Taxes. The Companies, through consolidated returns filed by Seller, have (i) filed all Tax Returns on a timely basis that they are required to have filed in connection with the operation of the Business, and such returns are true, complete and correct in all material respects, and (ii) paid all Taxes and other charges, interest and penalties, if any, reflected on such Tax Returns or otherwise due and payable by them. Any deficiencies proposed as a result of any governmental audits of such Tax Returns have been paid or settled, and there are no present disputes as to Taxes payable by the Companies in connection with the operation of the Business. The Companies have timely responded to all applicable taxing authorities’ requests for information, and any such responses have not omitted or misstated any material fact. With respect to all amounts of Taxes imposed on the Companies for which the Companies are or could be liable, whether to taxing authorities or to other Persons, with respect to all taxable periods or portions of periods ending on or before the Closing Date, the Companies have complied with all applicable Tax Laws and agreements in all material respects, and the Companies have paid all such amounts they are required pay to taxing authorities or others on or before the Closing Date. No issues have been raised and are currently pending by any taxing authority in connection with any of the Tax Returns, and none of the Tax Returns is now under audit or examination by any governmental or regulatory authority. There are no pending proposed deficiencies or claims for unpaid Taxes of the Companies, and there are no outstanding extensions with respect to any Tax Returns due from the Companies. No waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Companies, or Seller on behalf of the Companies. There are no Liens for Taxes (other than current taxes not yet due and payable) upon any asset of the Companies. The Companies are not a party to any Tax-indemnity, Tax-sharing, Tax allocation or other similar agreements or arrangements.

4.10 Contracts. Attached as Schedule 4.10 is a true and complete list of all contracts, leases and agreements, whether written or oral, to which each Company is a party or by which each Company is bound, as they relate to the Business (the “Contracts”). True, correct and complete copies (or written descriptions, if oral) of all of the Contracts have previously been furnished to Buyer, including all amendments or other modifications thereto. Neither Seller, nor the Companies are in default, and no event has occurred which with the giving of notice or the passage of time or both could reasonably be expected to constitute a default by Seller or the Companies, under any Contract, and no event has occurred which with the giving of notice or the passage of time would constitute such a default by any party to any such Contract. The Contracts are in full force and effect, constitute binding obligations of the Companies, and are enforceable against such party, in accordance with their terms.

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4.11 Real Property. The real property demised by the leases and subleases (the “Leased Real Property”) described on the attached Schedule 4.12 (the “Leased Real Property Schedule”) constitutes all of the real property leased or subleased by the Companies and used in the conduct of the Business. Except as set forth on the Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, and each Company, as applicable, holds a valid and existing leasehold interest under each such lease. Seller has delivered or made available to Buyer copies of each of the leases described on the Leased Real Property Schedule, and none of such leases has been modified in any material respect. Neither Company is in default (or alleged to be in default) in any material respect under any of such leases. Except as set forth in the Leased Real Property Schedule, neither Company is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property in the conduct of the Business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. The Companies does not own any real property.

4.12 No Litigation. There is no pending, nor has there been prior to the Closing Date, litigation or proceedings relating to or involving the Companies or to which either Company is a party or relating to or involving Seller in its capacity as owner of the Companies, nor has there been any threats of any such litigation or proceedings. There are no claims, counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise) or judgments pending or threatened against or involving or relating to the Companies or relating to the Transaction, at Law or in equity, in any court or agency, or before or by any Governmental Authority, nor are there (a) any investigations pending, or (b) any facts, conditions or incidents that could reasonably be expected to result in any such actions, suits, proceedings (arbitration, mediation or otherwise) or investigations or judgments. Neither Company is subject to any judgment, order or decree of any court or Governmental Authority.

4.13 Compliance with Laws.

(a) The Companies and Seller have complied in all material respects with all Laws, regulations, governmental program conditions of participation, other legal requirements imposed by any Governmental Authority, and any judgment, decree, order, writ or injunction of any Governmental Authority, in each case which applies to the Companies or relates to or otherwise imposes a liability, obligation or standard of conduct concerning the licensure, certification, qualification, or operation of the Business. Except as set forth on Schedule 4.13, neither the Companies nor Seller have received notice of any proceeding, inquiry, investigation, violation, or alleged violation of, nor is either Company or Seller subject to liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of any Laws.

(b) All reports and returns required to be filed by the Companies with any Governmental Body have been filed when due and were accurate and complete when filed.

(c) Neither Seller, the Companies, nor any of the Companies’ respective directors, officers, owners, employees or managers has been convicted of, charged with, indicted or investigated for a violation of federal or state Law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.

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4.14 Licenses and Permits. The Companies hold all licenses, permits, approvals and certifications granted by any governmental entity that are necessary or required by Law to own and/or operate the Business. Attached hereto as Schedule 4.14 is a true and complete list of all licenses, permits, certifications, accreditations, and registrations held by the Companies (the “Licenses and Permits”). All of the Licenses and Permits are valid and in full force and effect, and no action is pending or threatened to revoke, terminate or modify any of the Licenses and Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of the Licenses and Permits. There are no provisions in, or agreements relating to, any of the Licenses and Permits that would preclude or limit the Companies from continuing to operate the Business after the Closing Date. All fees and other payments due and owing in connection with the Licenses and Permits have been paid in full and in a timely manner so as to prevent any lapse or revocation thereof. Seller has made available to Buyer pursuant to Buyer’s due diligence requests, a copy of all state licensing reports and lists of deficiencies pertaining to the Business. The Companies have cured any deficiencies noted in any such licensure surveys.

4.15 Debtors. Set forth on Schedule 4.15 is a true, complete and correct list of all the entities that each Company has loaned funds, and the general terms of each such loan. No such debtor has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with the Companies, or the Business or reduced or threatened to reduce its business with the Companies, or the Business. Except as set forth on Schedule 4.15, Seller has neither received notice nor have any Knowledge that any such debtor intends to cancel or adversely modify its relationship with Companies, or the Business.

4.16 SEC Compliance. Each Company has filed all reports, schedules, forms, statements and other documents required to be filed by each Company under the Securities Act and the Exchange Act, for the one year preceding the date hereof (or such shorter period as such Company was required by law or regulation to file such materials) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with the Preliminary Prospectus and the Prospectus, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.17 Transaction Not a Breach. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents will not:

(a) Conflict with, violate, or result in a breach of any of the terms or conditions of, or constitute a default under, or in any manner release any party thereto from any obligation under any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which any Company may be bound or affected;

(b) Violate or conflict with any Law or order, writ or injunction of any court, administrative agency or Governmental Authority to which any Company is subject;

(c) Constitute an event which would permit any party to terminate any agreement or accelerate the maturity of any indebtedness or other obligation;

(d) Violate any provision of the organizational documents of any Company;

(e) Result in the creation or imposition of any Lien upon any property of any Company or the Assets; or

(f) Except as set forth in Schedule 4.17(f), require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Authority or any other Person.

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4.18 Insurance. Seller has furnished to Buyer true and complete copies of all insurance policies of any nature whatsoever maintained by the Companies, a complete list of which is set forth on Schedule 4.18. All of such policies will be, as of the Closing Date, in full force and effect on the same terms and conditions and with the same type of coverage and limits as were in effect immediately prior to the Closing, and all premiums due through the Closing Date on such policies have been paid. The Companies have given to their insurers in a timely manner all notices required to be given under their respective insurance policies with respect to all claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions or reserved its rights due to a lack of proper notice in respect of or rejected any such claims. There are no pending or, to the Knowledge of Seller, threatened claims (e.g., professional liability, workers’ compensation and claims which would be covered by general liability, errors and omissions or directors’ and officers’ liability insurance and/or casualty insurance policies) outstanding against any Company. Neither Seller nor any Company has (a) received any notice or other communication from any such insurance company canceling or materially amending any of said insurance policies, and no such cancellation or amendment is threatened, or (b) failed to give any required notice or present any claim which is still outstanding under any of said policies.

4.19 Employees. Schedule 4.19 sets forth (i) all present employees (including any leased or temporary employees) and independent contractors of the Companies; (ii) each employee’s or independent contractor’s current rate of compensation; and (iii) any and all workers’ compensation and/or unemployment claims made against any Company within the three (3) years prior to the Closing. There is not any employee who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation. There are no unpaid wages, bonuses or commission owed to any employees or independent contractors (other than those not yet due).

(a) Neither of the Companies (i) have experienced any organized slowdown, organized work interruption, strike or work stoppage by employees; (ii) is a party to, nor obligated by, any oral or written agreement, collective bargaining agreement or other similar agreement, regarding the rates of pay, working conditions or other terms of employment of any of the employees; or (iii) is obligated under any agreement or otherwise obligated to recognize or bargain with any labor organization or union on behalf of any of the employees.

(b) None of Seller, the Companies, or the Companies’ officers, directors, managers or employees have been charged or threatened with the charge of any unfair labor practice, grievance, arbitration, negotiation, suit or other Action by any employee or representative of the employees, and no complaint or charge is pending against Seller before the National Labor Relations Board or any state or local agency. The Companies are, and have been for the past three (3) years, in compliance with all Laws concerning the employer-employee relationship and with all agreements relating to the employment of its employees, including applicable wage and hour laws, workers’ compensation laws, occupational safety laws, unemployment laws and social security laws. The Companies have properly completed all reporting and verification requirements relating to immigration control for all of their employees, agents and contractors, including the Form I-9. The Companies have retained for each current employee the Form I-9 throughout such employee’s period of employment and have retained a Form I-9 for each former employee for a period of one (1) year from the date of termination of such employee or three (3) years from the date of hire, whichever is later.

4.20 Employee Benefits.

(a) Schedule 4.20(a) contains a list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any Company or any spouse or dependent of such individual, or under which any Company or any of their ERISA Affiliates has or may have any liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise (as listed on Schedule 4.22(a), each, a “Benefit Plan”).

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(b) None of the Benefit Plans is (i) a “multi-employer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA); (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) a “multiple employer plan” to which Section 413(c) of the Internal Revenue Code (the “Code”) applies; or (iv) subject to Title IV of ERISA or Sections 412 or 430 of the Code.

(c) Each Benefit Plan has been maintained and administered in compliance with (i) its terms; (ii) the terms, if applicable, of any related funding instruments; and (iii) all applicable Laws.

4.21 Intellectual Property.

(a) With respect to each item of Intellectual Property owned by the Companies that is used in the conduct of the Business, including, but not limited to, any Intellectual Property subject to the Domaine Name Assignment (the “Owned Intellectual Property”), Buyer will, immediately subsequent to the Closing Date, own or be entitled to use such Owned Intellectual Property on terms which are identical to those owned and/or used by the Companies or the Business, as applicable, immediately prior to the Closing Date.

(b) The Companies are the sole and exclusive owners, with all right, title and interest in and to the Owned Intellectual Property, free and clear of any Liens. The Owned Intellectual Property are subsisting and have not been adjudged invalid or unenforceable, and the Companies (i) are not subject to any order, judgment, decree, stipulation or consent of or with any Governmental Entity restricting the use of any Owned Intellectual Property or restricting the licensing thereof; or (ii) have not entered into any agreement to indemnify any other Person against any charge of infringement of any Owned Intellectual Property. There are no actions that must be taken by any Company, or the Business, within one hundred eighty (180) days following the Closing Date that, if not taken, would result in the loss of any Owned Intellectual Property, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any Owned Intellectual Property.

(c) Schedule 4.21(c) sets forth a list of all license agreements with respect to the Intellectual Property to which any Company, or the Business, as applicable, is party, whether as licensee, licensor or otherwise (other than non-exclusive end-user licenses for commercially available computer software generally available to the public or businesses), and pursuant to which any Person (including any Company) is engaged, authorized or otherwise has rights to develop, create, design, use, modify, create derivative works of, distribute, sell, resell, license or sublicense, any of the Intellectual Property (collectively, the “IP Licenses”).

(d) Except as set forth on Schedule 4.21(d), (i) the conduct of the Business as currently conducted has not infringed, misappropriated or otherwise violated and is not now infringing, misappropriating or violating the Intellectual Property of any third party; (ii) there is no claim pending with respect to the conduct of the Business as currently conducted or, to the Knowledge of Seller, threatened against any Company, or the Business, with respect to any alleged infringement, misappropriation or violation of any Intellectual Property of any other Person; and (iii) to the Knowledge of Seller, no third party is infringing, misappropriating or violating any Owned Intellectual Property, and no claim against a third party with respect to any alleged infringement, misappropriation or other violation of any Owned Intellectual Property is currently pending or threatened. Seller, the Companies, or the Business, as applicable, have taken necessary, appropriate and commercially reasonable steps to protect and preserve the confidentiality of all of the Intellectual Property and confidential and proprietary information that is not otherwise disclosed in published patents or patent applications or registered copyrights.

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4.22 Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the Transaction contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of any Company or Seller in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against Buyer.

4.23 Due Diligence. Seller has provided to Buyer, its agents and representatives all information, notes, correspondence, opinions and documents requested or otherwise related to such requests submitted by Buyer to Seller in connection with Buyer’s due diligence review of the business operations of the Companies with respect to the Transaction. Seller has not withheld or otherwise failed to disclose any information, notes, correspondence, opinions or documents requested by Buyer, its agents or representatives, or which are otherwise material to the condition of the assets, operations and/or financial status of the Companies or the Business.

4.24 No Misrepresentation. None of the representations and warranties or statements of Seller set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Buyer as contemplated by any provision hereof (including the Transaction Documents), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.25 No Conflict. The execution, delivery, and performance of this Agreement and the other Transaction Documents executed by Seller and the consummation of the Transactions do not and will not contravene, conflict with, or result in any violation of or default under (i) any provision of the organizational documents of the Companies, (ii) any resolution adopted by the board of directors of the Companies, (iii) any mortgage, indenture, lease, loan or credit agreement, Contract (including, without limitation, payor Contracts), applicable Law, or Governmental Approval that affects or binds Seller or the Companies, or (iv) any order of any Governmental Authority that affects or binds Seller or the Companies. No Governmental Approval or other consent is required on the part of the Companies in connection with the execution and delivery of this Agreement and the other Transaction Documents executed by the Companies or the consummation of the Transactions, other than such consents as have been, or prior to the Closing will be, obtained. Schedule 4.25 sets forth all consents required to be obtained prior to Closing.

4.26 Absence of Certain Changes, Events, and Conditions. Since December 31, 2022, and other than in the ordinary course of business consistent with past practice, there has not been, nor could reasonably be expected to have, individually or in the aggregate, with respect to the Companies, any material adverse change in the Business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the Companies or the Business, including but not limited to no:

(a) Amendment of the organizational documents of any Company;

(b) Split, combination or reclassification of any shares of stock in any Company;

(c) Issuance, sale or other disposition of, or creation of any Lien or other encumbrance on, any shares of stock in any Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of stock in any Company;

(d) Material change in any method of accounting or accounting practice of the any Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e) Entry into any Contract that would constitute a Material Contract;

(f) Incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

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(g) Transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements;

(h) Material damage, destruction or loss (whether or not covered by insurance) to the property of any Company;

(i) Any capital investment in, or any loan to, any other Person;

(j) Acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which any Company is a party or by which any Company is bound;

(k) Any material capital expenditures;

(l) Imposition of any Lien or other encumbrance upon any of the Companies’ properties or assets, tangible or intangible;

(m) Grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any Company’s current or former employees, officers, managers, independent contractors or consultants, other than in the ordinary course, as provided for in any written agreements or required by applicable Law;

(n) Change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000.00;

(o) Action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(p) Adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Closing Date that the following facts and circumstances are true, accurate and complete.

5.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Georgia.

5.2 Authorization. Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which Buyer is a party. All actions required to adopt and to authorize the execution, delivery and performance of this Agreement by Buyer have been taken and this Agreement has been duly executed and delivered by Buyer. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and are the valid and binding obligation of Buyer and are enforceable against Buyer in accordance with their respective terms.

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5.3 Transaction Not a Breach. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents will not:

(a) violate, conflict with, or result in the breach of any of the terms, conditions, or provisions of Buyer’s organizational documents or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which Buyer is a party or by which Buyer is bound;

(b) Violate or conflict with any order, writ or injunction of any court, administrative agency or Governmental Authority to which Buyer is subject; and

(c) Require any authorization, consent, approval, exemption or other action by or notice to any court, Governmental Authority or any other Person.

5.4 Brokers. All negotiations relating to this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, have been carried on without the intervention of any Person acting on behalf of Buyer in such a manner as to give rise to any valid claim for any broker’s or finder’s fee or similar compensation against Seller.

5.5 No Misrepresentation. None of the representations and warranties of Buyer set forth in this Agreement or in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Seller as contemplated by any provision hereof (including the Transaction Documents), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.6 Litigation and Proceedings. To the Knowledge of Buyer, there are no claims counterclaims, actions, suits, orders, proceedings (arbitration, mediation or otherwise), investigations or judgments pending or, threatened, relating to the Transaction, at Law or in equity, in any court or agency, or before or by any Governmental Authority.

ARTICLE VI.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Notwithstanding anything herein to the contrary, the obligation of Buyer to consummate the Transaction is subject to the fulfillment, prior to, on or as of the Closing Date (unless otherwise specified), of the following conditions precedent unless (but only to the extent) waived in writing by Buyer:

6.1 Representations/Warranties. As of the Closing Date, the representations and warranties of Seller and the Companies contained in this Agreement and the Transaction Documents shall be true, accurate and complete in all material respects when made and as of the Closing Date. Each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

6.2 Pre-Closing Confirmations. As of the Closing Date, Buyer shall have obtained documentation, assurances or other satisfactory evidence that the Parties have received approval from any governmental or regulatory authorities whose approval is required to complete the Transaction including but not limited to those approvals set forth on Schedule 6.2, attached hereto.

6.3 Consents. As of the Closing Date, all material consents, waivers and estoppels of any third parties which are reasonably necessary, in the opinion of Buyer, to effectively complete the Transaction or to operate the Business in the ordinary course of business subsequent to the Closing Date shall have been obtained, including but not limited to the consents and waivers set forth on Schedule 6.3, attached hereto. As of the Closing Date, all landlords or lessors of lease agreements whereby any Company leases real property shall have given written consent to the assignment of the subject lease agreement.

6.4 Litigation. As of the Closing Date, no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Transaction, and no governmental agency or body shall have taken any other action or made any request of any Party as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the Transaction.

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6.5 Insolvency; Bankruptcy. As of the Closing Date, neither Company shall (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) have admitted its inability to pay its debts as they mature, (d) have been adjudicated insolvent or bankrupt, or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Law or any other similar Law of the United States or any state, nor shall any such petition have been filed against any Company.

6.6 Corporate Approvals. As of the Closing Date, Seller shall have obtained all approvals necessary to effectuate this Agreement, the Transaction Documents and the Transaction.

6.7 Deliveries of Seller.

(a) Seller shall have delivered to Buyer complete and accurate copies of all Schedules and Exhibits required of Seller in this Agreement, current as of the Closing Date and reasonably acceptable to Buyer.

(b) Seller shall have delivered to Buyer a Certificate of Good Standing of each Company, issued by the relevant governmental authority, dated within ten (10) days prior to the Closing Date

(c) Seller shall have delivered to Buyer a certificate of Seller certifying that (i) each covenant and agreement of Seller to be performed prior to or as of the Closing Date pursuant to this Agreement has been performed, and (ii) as of the Closing Date, all of the representations and warranties by or on behalf of Seller contained in this Agreement are true, correct and complete.

(d) All deliveries of Seller contemplated and described at Section 3.2 shall have been delivered to Buyer as of the Closing Date.

6.8 Closing Documents. Seller shall have executed and delivered to Buyer all of the documents, agreements and certificates required to be executed or delivered by Seller, or both, pursuant to any term or provision of this Agreement.

6.9 Assignment of Contracts. Seller shall have entered into and delivered to the Buyer each of the FinTech Assignment Agreement, Domaine Name Assignment, and Technology License Agreement Assignment.

6.10 Buyer Capital Raise. Buyer shall have raised a minimum of Ten Million Dollars ($10,000,000) in debt or equity financing, including, but not limited to, the Regulation A Offering, since the Effective Date.

6.11 Due Diligence. Buyer and its attorneys, accountants, lenders and other representatives and agents shall have satisfactorily completed their due diligence investigation of the Business and the Companies, inclusive of financial and accounting information and records. Buyer and its representatives shall be given full access to the accounting books and other business and financial records, reports and documents of the Companies and the Business, including corporate records and tax returns. Such due diligence investigation will also include the inspection and examination of the Companies and their respective facilities and Buyer’s viewing of the Business’ operations and records and all other reasonable or customary investigations or reviews. None of such information shall be used by such persons other than for evaluation of the Companies for purposes of the acquisition and such information shall be held in confidence. Seller and the officers and management of the Companies shall cooperate fully with Buyer’s representatives and agents and make themselves available to the extent necessary to complete the due diligence process and the Closing. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.

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ARTICLE VII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Notwithstanding anything herein to the contrary, the obligation of Seller to consummate the Transaction is subject to the fulfillment prior to, on or as of the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller:

7.1 Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true, accurate and complete when made and as of the Closing Date. Each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

7.2 Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Transaction, and no governmental agency or body shall have taken any other action or made any request of any Party as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the Transaction.

7.3 Corporate Approvals. Buyer shall have obtained all corporate approvals necessary to effectuate this Agreement and the Transaction.

7.4 Deliveries of Buyer.

(a) Buyer shall have delivered to Seller complete and accurate copies of all Schedules and Exhibits required of Buyer, in this Agreement, if any, current as of the Closing Date and reasonably acceptable to Seller.

(b) Buyer shall have delivered to Seller a certificate of an appropriate officer of Buyer certifying that (i) each covenant and agreement of Buyer to be performed prior to or as of the Closing Date pursuant to this Agreement has been performed, and (ii) as of the Closing Date, all of the representations and warranties by Buyer contained in this Agreement are true, correct and complete.

(c) All other deliveries of Buyer contemplated and described at Section 3.3 shall have been delivered to Seller.

7.5 Closing Documents. Buyer shall have executed and delivered to Seller all of the documents, agreements and certificates required to be executed or delivered by Buyer pursuant to any term or provision of this Agreement.

7.6 Assignment of Contracts. Buyer shall have entered into and delivered to the Seller each of the FinTech Assignment Agreement, Domaine Name Assignment, and Technology License Agreement Assignment.

7.7 Buyer Capital Raise. Buyer shall have raised a minimum of Ten Million Dollars ($10,000,000) in debt or equity financing including, but not limited to, the Regulation A Offering, since the Effective Date.

ARTICLE VIII.
Indemnification

8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authority), 4.6 (Stock), 4.8 (Absence of Undisclosed Liabilities), 4.13 (Compliance with Laws), 4.19 (Employees) and 4.22 (Brokers) (the “Fundamental Representations”) shall survive for the statute of limitations of each. No indemnification claim arising with respect to a breach of any representation, warranty or covenant shall be initiated following the applicable expiration date set forth in this Section 8.1; provided, however, that any such indemnification claim made in accordance with this Agreement on or prior to the applicable expiration date, and any obligation under this Article VIII with respect thereto, shall survive and remain in effect notwithstanding the occurrence of the applicable expiration date.

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8.2 Indemnification by Seller. To induce Buyer to enter into this Agreement, Seller shall indemnify and hold harmless Buyer and its respective members, officers, directors, agents, employees, contractors or affiliates, from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (excluding any special and consequential damages), liabilities, penalties, costs and expenses, including, but not limited to, reasonable attorneys’ fees (“Losses”), suffered or incurred by any such party by reason of or arising out of any of the following: (a) any inaccuracy in or the breach of any representation, warranty, covenant, or agreement of Seller or the Companies contained in this Agreement or any document or instrument delivered by Seller in connection with this Agreement; (b) any claim arising out of any Company’s operations, or the Business, prior to the Closing Date, (c) any claim arising out of Seller’s ownership of the Stock; and (d) any fraud or willful misconduct by Seller or any Company.

8.3 Indemnification by Buyer. To induce Seller to enter into this Agreement, Buyer shall indemnify and hold harmless Seller and its respective agents from and against any and all Losses suffered or incurred by any such party by reason of or arising out of any of the following: (a) Losses arising after the Closing Date related to the operations of any Company after the Closing Date or (b) any inaccuracy in or the breach of any representation, warranty, covenant, or agreement of Buyer contained in this Agreement or any document or instrument delivered by Buyer in connection with this Agreement.

8.4 Limitation on Liabilities. NO PARTY SHALL BE RESPONSIBLE FOR OR HAVE ANY OBLIGATION TO INDEMNIFY, DEFEND OR HOLD HARMLESS THE OTHER PARTY OR ANY OTHER PERSON FOR SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, UNLESS A THIRD-PARTY OBTAINS SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES FROM AN INDEMNIFIED PARTY OR THE CLAIM IS BASED ON FRAUD. Losses incurred by an Indemnified Party shall be offset by any other recovery made by such Indemnified Party from any third party. Subject to the other limitations contained herein, the maximum aggregate liability of the Seller shall not exceed the Purchase Price.

8.5 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 10.2) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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8.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

8.7 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

8.8 Setoff. Without limiting any other rights or remedies of the Buyer, the Buyer may, in its sole and absolute discretion, satisfy claims for indemnification under this Article VIII by deducting the amount of Losses from any remaining Purchase Price payments hereunder.

8.9 Cumulative Remedies. The rights and remedies provided in this Article VIII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE IX.
COVENANTS

9.1 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause each Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Companies; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Companies as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Companies to cooperate with Buyer in its investigation of the Company. Buyer shall be granted access to inspect and examine all offices and facilities of the Companies. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.

9.2 Conduct of Business Prior to the Closing. From the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by Buyer, Seller shall, and shall cause each Company to, (x) continue to operate the Business as it has in the past and not engage in any transactions outside the ordinary course of business; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) Cause the Companies to preserve and maintain all of their Permits and Licenses;

(b) Cause the Companies to pay their debts, Taxes and other obligations when due including but not limited to making regularly scheduled amortization payments on all trade payables and their existing debts;

(c) Cause the Companies to maintain the properties and assets owned, operated or used by them in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) Cause the Companies to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

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(e) Cause the Companies to defend and protect their properties and assets from infringement or usurpation;

(f) Cause the Companies to perform all of their obligations under all Contracts relating to or affecting their properties, assets or business;

(g) Cause the Companies to maintain their books and records in accordance with past practice;

(h) Cause the Companies to comply in all material respects with all applicable Laws; and

(i) Cause the Companies not to incur any additional indebtedness except in the ordinary course of business consistent with past practices.

9.3 Tax Matters.

(a) Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Companies and their Affiliates and respective representatives) shall not, to the extent it may affect, or relate to the Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Companies, their Affiliates or any of their respective representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Companies) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Companies after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, they shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of any Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(d) Any and all existing Tax sharing agreements (whether written or not) binding upon any Company shall be terminated as of the Closing Date. After such date, none of the Companies, Seller, nor any of Seller’s Affiliates or their respective representatives shall have any further rights or liabilities thereunder.

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(e) In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(i) In the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date; and

(ii) In the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the number of days in the entire period.

(f) Buyer agrees to give written notice to Seller of the receipt of any written notice by any Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Section 9.3 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

(g) Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 9.3 or in connection with any audit or other proceeding in respect of Taxes of any Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

(h) Any indemnification payments pursuant to this Section 9.5 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(i) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 9.5 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

(j) To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article IX, the provisions of this Article IX shall govern.

9.4 Termination of Benefit Plans. If determined necessary by Buyer, Seller shall terminate all Benefit Plans of the Companies as of (or immediately prior to) the Closing Date.

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9.5 Post-Closing Debt. Seller agrees that, from the date of Closing until the date all principal and interest under the Promissory Note has been paid in full, Seller will not incur any additional debt that is pari-passu with or senior in priority to the Seller’s obligations under the Promissory Note.

ARTICLE X.

MISCELLANEOUS

10.1 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

“Action” means any suit, action, claim, dispute, investigation, agency review, hearing, arbitration, litigation or similar proceeding at law or in equity before any Governmental Entity, contractor of a Governmental Entity, arbitration panel or mediator

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Assets” means all assets of the Companies existing as of the Closing Date, including but not limited to all Cash Equivalents, all bank accounts used by the Companies, all equipment and supplies of all stock or other items that have been historically used by the Companies in the ordinary course of business, all inventory of the Companies, all Owned Intellectual Property, and all Contracts.

“Assumed Liabilities” has the meaning specified in Section 2.1 hereof.

“Benefit Plan” has the meaning specified in Section 4.22(a) hereof.

“Business” has the meaning specified in paragraph B of the Background section of this Agreement.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Cash Equivalents” means all cash on hand, accounts receivables, cash and all other cash or cash equivalents.

“Closing” has the meaning specified in Section 3.1 hereof.

“Closing Cash” has the meaning specified in Section 2.1(a) hereof.

“Closing Date” has the meaning specified in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning specified in Section 9.1(a)(i) hereof.

“Contracts” has the meaning specified in Section 4.11 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Companies or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

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“FinTech Assignment Agreement” means that certain Fintech Assignment Agreement by and among Seller and Buyer, dated as of the Closing Date, pursuant to which Seller assigns and transfers to Buyer Seller’s FinTech Platform, and all underlying technology, on terms and conditions acceptable to Buyer.

“Fundamental Representations” has the meaning specified in Section 8.1 hereof.

“Governmental Authority” has the meaning specified in Section 4.5 hereof.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Knowledge” and all permutations thereof shall mean and refer to the actual knowledge of the executive officers, after conducting all reasonable diligence and investigation of the issue.

“Law” means all federal, state, local or municipal constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, conventions and similar laws and legal requirements, as in effect from time to time.

“Liabilities” means all liabilities of the Companies as of the Closing Date.

“Licenses and Permits” has the meaning specified in Section 4.15 hereof.

“Liens” means any claims, liens, charges, restrictions, options, preemptive rights, mortgages, hypothecations, assessments, pledges, encumbrances or security interests of any kind or nature whatsoever.

“Losses” has the meaning specified in Section 8.2 hereof.

“Owned Intellectual Property” has the meaning specified in Section 4.23(a) hereof.

“Parties” has the meaning specified in the first paragraph of this Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, undertaking, unincorporated association, corporation, body corporate, professional corporation, firm, entity, organization or Governmental Authority.

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“Pre-Closing Tax” means (a) any Tax of any Company for any period prior to the Closing Date, (b) any Tax of any Person imposed on Seller or any Company as a transferee or successor, by contract or pursuant to any Law (including Section 1.1502-6 of the Treasury Regulations), which Tax relates to an event, status or transaction occurring or existing prior to the Closing Date, and (c) any Tax for a period prior to the Closing arising as a result of consummation of the Transaction.

“Promissory Note” has the meaning specified in Section 2.1 hereof.

“Purchase Price” has the meaning specified in Section 2.1 hereof.

“Purchased Stock” has the meaning specified in Section 1.1 hereof.

“Regulation A Offering” has the meaning specified in Section 2.1 hereof.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, as defined in Section 1504 of the Code (or being included, or required to be included, in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting Schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Technology License Assignment Agreement” means that certain Technology License Assignment Agreement by and among Seller and Buyer, dated as of the Closing Date, pursuant to which Seller assigns and transfers to Buyer all of Seller’s right, title and interest, in those certain Technology License Agreements by and between Seller and the Companies, on terms and conditions acceptable to Buyer.

“Term Out Date” has the meaning specified in Section 2.1 hereof.

“Transaction” means the purchase and sale of the Purchased Stock described in Article I and the other transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement and all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement.

“Transaction Expenses” means all fees and expenses incurred by the Companies or Seller at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the transactions contemplated hereby and thereby.

“Domaine Name Assignment” means that certain Domain Name Assignment by and between Seller and Buyer, dated as of the Closing Date, pursuant to which Seller assigns and transfers to Buyer all of Seller’s right, title and interest in and to certain domain name set forth therein, on terms and conditions acceptable to Buyer.

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10.2 Confidential Information. All copies, if any, of financial information, business plans, and other confidential and/or proprietary information disclosed by Seller or Buyer hereunder in the course of negotiating the transactions contemplated by this Agreement (“Confidential Information”) will be held in confidence for a period of two (2) years after the Closing Date and, except as may otherwise be required by Law or court order, not be used or disclosed by the other Party or any of its employees, Affiliates or members, except as approved in writing by the other Party. It is agreed that Confidential Information will not include information that: (a) is proven to have been known to the other Party prior to receipt of such information; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to the other Party; (c) is now, or later becomes, part of the general public knowledge, other than as a result of a breach of this Agreement by the disclosing Party; or (d) is independently developed by the disclosing Party without the use of any Confidential Information.

10.3 Change of Ownership Process. To the extent that from and after the Closing any actions are necessary to confirm or effect all reasonably necessary licensure and regulatory approvals required in connection with the Transaction, the receipt of which is a condition precedent to the Closing, the Parties and their respective agents and representatives shall cooperate in connection with these filings and applications and will use commercially reasonable efforts to respond in a timely manner to any information or signature requests reasonably required in connection with these applications and notices.

10.4 Further Assurances. Following the Closing, each of the Parties hereto shall cooperate as necessary to execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

10.5 Notices, Consents, etc. Any notice, consent or other communication required, permitted or desired to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed effectively given when: (a) delivered personally; (b) delivered by overnight courier or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, or (c) via email, at the following addresses and/or emails:

(i)	If to Buyer:	Worthy Wealth, Inc.

11175 Cicero Drive, Suite 100

Alpharetta, GA 30022

Attn: Alan Jacobs

Email: alan@worthywealth.com

And

Dickinson Wright PLLC

350 East Las Olas Boulevard, Suite 1750

Ft. Lauderdale, FL 33301

Attn: Clint J. Gage, Esq.

Email: cgage@dickinsonwright.com

(ii)	If to Seller:	Worthy Financial, Inc.

One Boca Commerce Center

551 NW 77th Street, Suite 212

Boca Raton, FL 33487

Attn: Sally Outlaw

Email: sally@worthy.us

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10.6 Certain Taxes. Seller shall pay, and shall reimburse Buyer for, any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

10.7 Severability and Reformation. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision. If the Transaction or any provision of this Agreement violates any applicable Law, then the Parties agree to negotiate in good faith such changes to the structure and terms of the Transaction or the Agreement as may be necessary to make the Transaction, as restructured, lawful under applicable Laws and regulations, without materially disadvantaging any Party. The Parties shall execute and deliver all documents or instruments necessary to effect or evidence the provisions of this Section 10.7.

10.8 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that, any such amendment or waiver will be binding on a Party only if such amendment or waiver is set forth in a writing executed by such Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach, including any subsequent breach of the same provision.

10.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.10 Expenses. Except as otherwise set forth in Sections 4.7, 6.10 or elsewhere in this Agreement, each of the Parties shall pay fifty (50%) percent of all costs and expenses incurred or to be incurred by the Parties in negotiating and preparing this Agreement and in closing and carrying out the Transaction.

10.11 Attorney Fees. In the event of a dispute arising out of the terms of this Agreement subsequent to the Closing, the prevailing Party shall be entitled to recovery its costs and reasonable attorney fees at the pre-trial, trial and appellate level.

10.12 Choice of Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the Laws of the State of Florida, without giving effect to provisions thereof regarding conflict of laws.

10.13 Headings. The use of headings in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

10.14 Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

10.15 Entire Agreement. This Agreement supersedes all previous contracts and agreements with respect to the subject matter hereof (whether written or unwritten), and constitutes the entire agreement existing between or among the Parties with respect to the subject matter hereof.

10.16 Third Parties. The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller, and their respective permitted successors or assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement to be effective as of the Effective Date.

BUYER:

Worthy Wealth, Inc.

By:	/s/ Alan Jacobs
Name:	Alan Jacobs
Title:	Chief Operating Officer

SELLER:

Worthy Financial, Inc.

By:	/s/ Sally Outlaw
Name:	Sally Outlaw
Title:	Chief Executive Officer

Signature Page to Stock Purchase Agreement (WVI - WFI)